EXHIBIT 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

COSMOS HOLDINGS INC.

CONVERTIBLE PROMISSORY NOTE

$2,000,000.00	July 20, 2021

FOR VALUE RECEIVED, the undersigned, Cosmos Holdings Inc., a Nevada corporation (the “Company” or “Payor”), having its executive office and principal place of business at 141 West Jackson Boulevard, Suite 4236, Chicago, Illinois 60604, hereby promises to pay to Grigorios Siokas (“Payee”), having an address at 5AG Georgiou Str., Pilea, Thessaloniki J3TK 57001 at Payee’s address set forth above (or at such other place as Payee may from time to time hereafter direct by notice in writing to Payor), the principal sum of Two Million and 00/100 ($2,000,000) Dollars, in such coin or currency, of the United States of America as at the time shall be legal tender for the payment of public and private debts; with simple and unpaid interest, thereon, payable in coin or currency. Outstanding principal and accrued and unpaid interest, if any, shall be due and payable on demand (the “Maturity Date”).

All of the proceeds of the Offering will be used by the Company for working capital purposes.

The following terms shall apply to this Note:

1.1. The principal amount of this Note shall not bear interest if it is either paid before the Maturity Date.

1.2. The Company agrees that upon and following an Event of Default (defined below) and/or after any stated or any accelerated maturity of this Note hereunder, this Note shall bear simple interest at a rate equal to five (5%) percent per annum payable on demand.

1.3. All payments made by the Payor on this Note shall be applied first to the payment of accrued but unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

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2. Replacement and Substitution of Note.

2.1. In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

2.2. Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3. Prepayment.

The principal amount of this Note may be prepaid at any time without any penalty.

4. Events of Default.

The occurrence of any of the following events of default (“Event of Default”), unless timely cured as set forth herein, shall, at the option of the Payee hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, all of which hereby are expressly waived, except as set forth below:

4.1. The dissolution of Payor or any vote in favor thereof by the Board of Directors and shareholders of Payor; or

4.2. Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition or a petition is instituted against Payor seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

4.3. Payor fails to pay the principal amount, or interest on, or any other amount payable under this Note, as and when the same becomes due and payable; or

4.4. Payor admits in writing its inability to pay its debts as they mature; or

4.5. Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation; other than a merger with or into a publicly traded corporation, or

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4.6. A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $100,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

4.7. A final judgment for the payment of money in excess of $250,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

4.8. An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $250,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

4.9. Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note (other than the default specified in Section 4.3 above) and such default continues uncured for a period of thirty (30) days; then, upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that in case of the occurrence of an Event of Default under any of the sections above, such amounts shall become immediately due and payable without any such declaration by the holder of this Note; and in addition

4.10. Any material representation or warranty of the Payor made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date; or

4.11. A default by the Payor of a material term, covenant, warranty or undertaking of any other agreement to which the Payor and the Payee are parties, or agreement made by Payor in favor of Payee, or the occurrence of any default under any such other agreement which is not cured after any required notice and/or cure period and which default may materially adversely affect the Payor’s ability to pay this Note or satisfy its liability under any other obligation to the Payee or the occurrence of an “Event of Default” under any such other agreement.

5. Suits for Enforcement and Remedies.

If any one or more Events of Default shall occur and be continuing: (A) the principal amount of this Note shall bear similar interest at the annual rate (the “Default Rate”) of five (5%) percent, or the maximum rate permitted under New York State law; and (B) the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

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6. Unconditional Obligation; Fees, Waivers, Other.

6.1. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

6.2. If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

6.3. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

6.4. This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Payor and Payee.

6.5. Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

7. Restriction on Transfer.

This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

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8. Conversion.

8.1. Voluntary Conversion. At any time after the original issuance date of this Note until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into Common Stock of the Company at above the then current market price. The Holder may effect a voluntary conversion at any time after the issuance date of this Note. The Holder shall effect conversion by delivering to the Company the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted, and the date on which such conversion is to be effected (a “Conversion Date”) shall be the date that such Notice of Conversion is provided hereunder. To effect conversions hereunder, the Holder shall be required to physically surrender this Note to the Company.

8.2. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of principal of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holder, not less than such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding principal amount of this Note. The Company covenants that all Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and non-assessable.

8.3. Adjustment Provisions. The number and kind of shares or other securities to be issued upon conversion determined pursuant to this Note shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows:

(a) Reclassification. If the Company at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after, such reclassification or other change at the sole election of the Holder.

(b) Stock Splits, Combinations and Dividends. If the Common Stock is subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock or any preferred stock issued by the Company in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

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9. Miscellaneous.

9.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

9.2. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

9.3. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

9.4. The Payor may not delegate its obligations under this Note and such attempted delegations shall be null and void. The Payee may not assign, pledge or otherwise transfer this Note without the prior written consent of the Payor (which consent shall not be unreasonably withheld except in such instance where the proposed assignee or transferee is a direct or indirect competitor or owns any interest in any business that competes, directly or indirectly, with the Payor). This Note inures to the benefit of Payee, its successors and its assignee of this Note and binds the Payor, and its successors and assigns, and the terms “Payee” and “the Payor” whenever occurring herein shall be deemed and construed to include such respective successors and assigns. Any assignment or transfer made in violation of this Section 9.4 shall be void ab initio.

9.5. If default is made in the payment of this Note, Payor shall pay the Payee hereof reasonable costs of collection, including reasonable attorneys’ fees.

9.6. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the City of New York, County of New York. Both parties and the individual signing this Note on behalf of the Payor agree to submit to the personal jurisdiction of such courts. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue in any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and the other agreements referred to herein or delivered in connection herewith on behalf of the Payor agree to submit to the jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Payee from bringing suit or taking other legal action against the Payor in any other jurisdiction where the Payor holds assets to collect on the Payor’s obligations to the Payee, to realize on any collateral or any other security for such obligations, or to enforce a judgment in another court in favor of the Payee.

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9.7. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Payor to the Payee and thus refunded to the Payor.

IN WITNESS WHEREOF, Payor has caused this Note to be signed in its name by an authorized officer as of the 20th day of July 2021.

COSMOS HOLDINGS INC.

By:	/s/ George Terzis
Name:	George Terzis
Title:	Chief Financial Officer

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ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Promissory Note of Cosmos Holdings Inc., a Nevada corporation (the “Company”), into Common Stock of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Common Stock.

Conversion calculations:

Date to Effect Conversion: July 19, 2021

Specify: Principal Amount of Note to be converted: $1,250,000

Number of Shares of Common Stock to be issued:

July 19, 2021:	208,333

Signature:	/s/ Grigorios Siokas

Name:	Grigorios Siokas

Address:	5AG Georgiou Str. Pilea, Thessaloniki J3TK 57001